UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
Current Report
Pursuant to Section l3 and l5(d) of the
Securities Exchange Act of l934

January 12, 2017
Date of report (date of earliest event reported)

SP PLUS CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50796	16-1171179
(Commission File Number)	(IRS Employer Identification No.)

200 E. Randolph Street, Suite 7700, Chicago, Illinois 60601-7702
(Address of Principal Executive Offices) (Zip Code)

(312) 274-2000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

5.02(d) As previously reported, on December 14, 2016, Paul Halpern provided written notification to SP Plus Corporation (the “Company”) that he was resigning as a director effective immediately. Mr. Halpern’s resignation was not the result of any disagreement with the Company related to its operations, policies or practices.

The Company completed the acquisition of Central Parking Corporation (“Central”) in October 2012 (the “Central Merger”). As a condition to the Agreement and Plan of Merger related to the Central Merger (“Merger Agreement”), the Company was required to appoint three individuals (the “Board Designees”), including Mr. Halpern, designated by an affiliate of Central on behalf of former stockholders of Central (the “Central Representative”). The Company’s Board of Directors (the “Board”) is contractually required to nominate the Board Designees for election to the Board, to recommend unanimously that the Company’s stockholders vote in favor of their election to the Board, and to solicit proxies in favor of the election of the Board Designees. In accordance with the Merger Agreement, the Central Representative has the right to designate Mr. Halpern’s replacement (“New Board Designee”).

Following a thorough vetting process, the Nominating and Corporate Governance Committee recommended the New Board Designee, Seth H. Hollander, to serve as a director until the 2017 Annual Meeting of Stockholders. On January 12, 2017, the Board elected Mr. Hollander to serve as a director effective immediately until the 2017 Annual Meeting of Stockholders. In connection with his election, Mr. Hollander has not yet been appointed to serve as a member of any Board committee.

Mr. Hollander, 40, served as a director of Central and its parent company from May 2007 through September 2012. He has served as a partner of Kohlberg & Co., LLC, a private investment firm, since January 2009, and as an associate at Kohlberg from July 2001 through December 2008. Mr. Hollander is a member of Kohlberg’s Investment Committee, and he also is a director of various privately held companies. The Board believes that Mr. Hollander’s experience in various service industries, including parking management and ground transportation, is a particularly important attribute for a director of the Company. He received his B.B.A. degree in 1999 from the University of Michigan.

Mr. Hollander, like the Company’s other non-employee directors, will be entitled to a pro rata portion of SP Plus common stock equal to approximately $85,000 on the date of grant and a pro rata portion a $60,000 annual cash retainer.

On December 15, 2016, we settled disputes involving the Central Merger with KCPC Holdings, Inc., which was the ultimate parent of Central with and among each of Kohlberg CPC Rep, L.L.C., KOCO Investors V, L.P., Kohlberg Offshore Investors V, L.P., Kohlberg Investors V, L.P., Kohlberg Partners V, L.P., and Kohlberg TE Investors V, L.P. (collectively, the “Kohlberg Entities”), and other former Central stockholders (the “Settlement”). Mr. Hollander is affiliated with the Kohlberg Entities.

The Merger Agreement provided that Central’s former stockholders were entitled to receive cash consideration in an amount equal to $27.0 million three years after closing, subject to indemnification obligations of Central’s former stockholders and other adjustments. Post-closing claims and disputes arose between the parties, including as to indemnification matters. Pursuant to the Settlement, the Company paid Central’s former stockholders $2.5 million in the aggregate (which effectively reduced the $27.0 million that would have been payable by the Company to Central’s former stockholders under the Merger Agreement by $24.5 million) to settle all outstanding matters between the parties related to the Central Merger. Pursuant to the Settlement, the parties fully released one another for claims relating to the Central Merger, and therefore the Company has no further obligation to pay any additional cash consideration to Central’s former stockholders.

The foregoing description of the Settlement does not purport to be complete and is qualified in its entirety by reference to the Settlement Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on
Form 8-K and is incorporated by reference into this Item 5.02.

A copy of the press release issued on January 17, 2017, regarding Mr. Hollander’s election is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 5.02.

Item 9.01.  Financial Statements and Exhibits

9.01(d)  Exhibits

10.1
Settlement Agreement, dated as of December 15, 2016, between the Company and Kohlberg CPC Rep, L.L.C., KOCO Investors V, L.P., Kohlberg Offshore Investors V, L.P., Kohlberg Investors V, L.P., Kohlberg Partners V, L.P., Kohlberg TE Investors V, L.P., Versa Capital Fund I, L.P., Versa Capital Fund I Parallel, L.P., Lubert-Adler Real Estate Fund V, L.P., Lubert-Adler Real Estate Parallel Fund V, L.P., and other former Central stockholders.

99.1	SP Plus Corporation press release announcing the election of Seth H. Hollander as a director effective January 12, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SP PLUS CORPORATION

Date: January 17, 2017	By: /s/ VANCE C. JOHNSTON
Vance C. Johnston, Chief Financial Officer and Treasurer